EXHIBIT 99.1

                    VSE ANNOUNCES TWO-FOR-ONE STOCK SPLIT


       Alexandria, Virginia, May 1, 2007 - VSE Corporation (NASDAQ Global
Market: VSEC) announced today that its Board of Directors has approved a two-for-one stock split payable to stockholders of record as of June 11, 2007.

       The stock split is payable in the form of one share of Common Stock (par value $.05 per share) for every one share of Common Stock held of record as of the close of business on June 11, 2007. The stock dividend will be distributed on June 28, 2007.

       VSE has 2,431,363 shares of Common Stock outstanding as of April 30, 2007. After the stock split, VSE is expected to have about 4,862,726 shares of Common Stock outstanding.

      VSE is a diversified professional services company established in 1959. The Company provides engineering, systems integration, scientific, and management solutions to customers in the defense, homeland security, law enforcement, energy, and environmental industries. With executive offices in Alexandria, Virginia, VSE's staff numbers more than 850 employees supporting clients at more than 25 locations across the United States and around the world.

      For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

        News Contact:  C. S. Weber, CAO, (703) 329-4770

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